Exhibit 99.1
FOR IMMEDIATE RELEASE
1:00 p.m. PDT
05.14.2007
Trubion Pharmaceuticals, Inc. Reports First Quarter 2007 Financial Results
SEATTLE, May 14, 2007 — Trubion Pharmaceuticals, Inc. (Nasdaq: TRBN), a biopharmaceutical company developing treatments for autoimmune disease and cancer, today announced financial results for its first quarter-ended March 31, 2007.
First Quarter 2007 Financial Results
Revenue for the first quarter of 2007 was $4.8 million compared to $5.8 million for the first quarter of 2006. Revenue in the first quarter of 2007 was earned through Trubion’s strategic collaboration with Wyeth and consisted of collaborative research funding and amortization of an upfront fee of $40 million received in January 2006. The decrease is a result of a reduction in reimbursement revenue from Wyeth following the successful transfer of manufacturing responsibilities for Trubion’s TRU-015 program from Trubion’s contract manufacturer to Wyeth.
Total operating expenses for the first quarter of 2007 were $10.9 million compared to $8.6 million for the first quarter of 2006. The increased operating expenses in the first quarter of 2007 were primarily due to increased clinical trial costs for Trubion’s lead product candidate, TRU-015 for rheumatoid arthritis, increased personnel-related expenses, and increased expenses for lab supplies to support the company’s research activities. Operating expenses for the first quarter of 2007 also included a non-cash stock-based compensation of $803,000.
Net loss for the first quarter of 2007 was $5.0 million, or $0.29 per diluted common share, compared to a net loss of $2.4 million, or $1.80 per diluted common share, for the first quarter of 2006.
Trubion had $98.4 million in cash, cash equivalents, and investments as of March 31, 2007, compared to $105.8 million as of December 31, 2006.
“We are pleased with our progress in the first quarter of 2007,” said Peter Thompson, M.D., FACP, Trubion’s president, chief executive officer, and chairman. “We completed enrollment of our Phase IIb clinical trial for our lead product candidate, TRU-015 for the treatment of rheumatoid arthritis, and we expect to report preliminary results in the second half of this year. In addition, the first quarter of 2007 marked additional progress in the advancement of additional product candidates in our pipeline, including TRU-016 for which we intend to file an IND in the second half of this year.”
2007 Financial Guidance
The company has not revised its 2007 guidance and has reiterated the estimates provided on March 26, 2007 in its fourth quarter and year-ended 2006 earnings press release. That guidance included:
•	Trubion anticipates 2007 revenues to be in the range of $20 million to $25 million generated from fees, milestones, and reimbursements earned through the company’s Wyeth collaboration.

•	Total operating expenses are expected to be approximately $55 million to $60 million for 2007. The planned increase in 2007 operating expenses is primarily attributable to clinical trial expenses associated with Trubion’s lead product candidate, TRU-015, manufacturing costs associated with its TRU-016 product candidate, and increased personnel-related expense. Included in operating expenses is an estimated $2 million to $3 million attributable to non-cash stock-based compensation expense.

•	Operating cash requirements in 2007 are expected to be approximately $28 million to $32 million.
Conference Call Details
Trubion will host a conference call and webcast to discuss its first quarter 2007 financial results. The call will be held today at 2 p.m. Pacific Time; 5 p.m. Eastern Time. The live event will be available from Trubion’s website at http://investors.trubion.com/events.cfm, or by calling 1-800-819-9193 or 1-913-981-4911. A replay of the discussion will be available beginning later today from Trubion’s website or by calling 1-888-203-1112 or 1-719-457-0820, and entering 6425828. The telephone replay will be available through May 18, 2007.
About Trubion
Trubion is a biopharmaceutical company creating a pipeline of product candidates to treat autoimmune disease and cancer. The company’s product candidates are novel proteins known as single-chain polypeptides and are designed using its SMIP™ custom drug assembly technology. In less than 24 months the Company designed, developed and submitted to the FDA an Investigational New Drug application for, its lead product candidate, TRU-015, which is currently being tested in a Phase IIb clinical trial for the treatment of rheumatoid arthritis. In December 2005, the company entered into a collaboration agreement with Wyeth for the development and worldwide commercialization of certain therapeutics, including TRU-015. In addition, Trubion’s

TRU-016 program targets CD37, an antigen present on B cells, for the treatment of non-Hodgkin’s lymphoma and chronic lymphocytic leukemia. Subject to satisfactory completion of preclinical testing of TRU-016, the company expects to file an IND for TRU-016 in the second half of 2007. Trubion currently retains all development and commercialization rights for the TRU-016 program. For additional information visit www.trubion.com.
Forward-Looking Statements
Certain statements in this release may constitute “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. These statements include, but are not limited to, those related to the company’s future clinical development programs and the timing thereof, the company’s expected financial and operating results, future clinical development plans, the details of the clinical trials and the results and timing thereof, and the timing of regulatory applications and action. These statements are based on current expectations and assumptions regarding future events and business performance and involve certain risks and uncertainties that could cause actual results to differ materially. These risks include, but are not limited to, risks associated with the company’s ability to successfully conduct clinical trials for TRU-015 and other SMIP™ product candidates, the uncertainty of the FDA approval process and other regulatory requirements, the therapeutic and commercial value of Trubion’s drug candidates, the company’s Wyeth collaboration, including its ability to receive milestone payments from Wyeth, and risks associated with defending and enforcing any patent claims or other intellectual property rights; and such other risks as identified in the company’s quarterly report on Form 10-Q for the period ended March 31, 2007, and from time to time in other reports filed by Trubion with the U.S. Securities and Exchange Commission. These reports are available on the Investors page of the company’s corporate website at www.trubion.com. Trubion undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the company’s expectations.
TRBN-G
Contact:
Jim DeNike
Senior Director, Corporate Communications
Trubion Pharmaceuticals, Inc.
206-838-0500
— Financial Tables Follow —

TRUBION PHARMACEUTICALS. INC.
STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(unaudited)

	Three months ended March 31,
	2007	2006

Collaboration revenue	$4,835	$5,818

Operating expenses:
Research and development	8,591	5,757
General and administrative	2,355	2,831

Total operating expenses	10,946	8,588

Loss from operations	(6,111)	(2,770)
Interest income	1,257	502
Interest expense	(165)	(60)
Other expense	—	(59)

Net loss	$(5,019)	$(2,387)

Basic and diluted net loss per share	$(0.29)	$(1.80)

Shares used in computation of basic and diluted net loss per share	17,566	1,327

	March 31,	December 31,
	2007	2006

Balance Sheet Data:
Cash and cash equivalents	$55,003	$56,414
Investments	43,399	49,387
Total assets	114,639	121,394
Deferred revenue	29,778	31,778
Total stockholders’ equity	68,456	72,654